3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK

OF

TRANSGENOMIC, INC.

Pursuant to Section 151 of the

General Corporation Law of the

State of Delaware

This Certificate of Amendment (this “Amendment”) of Certificate of Designation of Series A Convertible Preferred Stock (the “Certificate of Designation”), of Transgenomic, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), was duly approved by the Board of Directors of the Corporation, the holders of a majority of the outstanding shares of the Corporation’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred”), voting as a separate class, and the holders of a majority of the outstanding shares of the Corporation’s common stock, par value $0.01 per share (“Common Stock”), and the Series A Preferred, voting together as a single class on an as-converted to Common Stock basis, effective as of May 23, 2012. Capitalized terms used and not otherwise defined herein shall for all purposes of this Amendment have the respective meanings as specified by the Certification of Designation.

NOW, THEREFORE, the Certificate of Designation is hereby amended as follows:

1. Section 4(e)(v). Section 4(e)(v) of the Certificate of Designation shall be deleted in its entirety and replaced with “[RESERVED].”.

2. Section 5. Section 5 of the Certificate of Designation shall be deleted in its entirety and replaced with “[RESERVED].”.

3. Section 7(b). Section 7(b) of the Certificate of Designation is hereby amended and restated in its entirety as follows:

“Second.  The holders of the Series A Preferred and the Common Shares shall receive all remaining assets and funds of the Corporation legally available for distribution (after the payments to the holders of the Series A Preferred described in Section 7(a) hereof) in proportion to the Common Shares held by each holder and the shares of Common Stock that each holder of the Series A Preferred has the right to acquire upon conversion of the shares of the Series A Preferred held by such holder.”

4. No Further Amendments. Except as expressly set forth in this Amendment, all other terms of the Certificate of Designation shall remain unchanged and in full force and effect.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Transgenomic, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on May 23, 2012.

TRANSGENOMIC, INC.

By:	/s/ Craig J. Tuttle
Name: Craig J. Tuttle Title: President & Chief Executive Officer